Exhibit 4(e)

                      Bob Evans Farms, Inc.
                  1994 Long Term Incentive Plan
          (reflects amendments through August 9, 1994)



       BOB EVANS FARMS, INC. 1994 LONG TERM INCENTIVE PLAN
          (Reflects amendments through August 9, 1994)


          1. Purpose. The purpose of the Bob Evans Farms, Inc. 1994 Long Term Incentive Plan (the "Plan") is to foster and promote the long-term success of Bob Evans Farms, Inc. (the "Company") and materially increase stockholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by officers and other key employees of the Company and its Subsidiaries and (c) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of the operations of the Company is largely dependent.

          2. Administration. The Plan will be administered by a committee (the "Committee") of at least three persons who shall be either the Stock Option Committee of the Board of Directors of the Company or such other committee comprised entirely of "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or regulation, as the Board of Directors of the Company may from time to time designate. No person shall serve as a member of the Committee unless such person qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and rulings thereunder. The Committee shall interpret the Plan; prescribe, amend and rescind rules and regulations relating thereto; and make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. A majority of the members of the Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee at a meeting shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without a meeting of the Committee by a writing signed by all of its members. No member of the Board of Directors of the Company or of the Committee shall be liable for any action or determination made in good faith, with respect to the Plan or any Award granted under the Plan. The Company shall effect the granting of Awards under the Plan in accordance with the determination of the Committee, by execution of instruments in writing in such form as approved by the Committee.

          With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule or regulation. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

          3. Participants. Participants in the Plan will consist of such officers and other full-time employees of the Company or any of its Subsidiaries, including those who are directors of the Company, as the Committee in its sole discretion may designate from time to time to receive Awards hereunder. The Committee's designa-tion of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year.
The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards, including, without limitation: (a) the financial condition of the Company and its Subsidiaries; (b) anticipated profits for the current or future years; (c) contribu-tions of Participants to the profitability and development of the Company and its Subsidiaries; and (d) other compensation provided to Participants. During the period in which this Plan remains in effect, no Participant shall be granted Awards under this Plan covering, in the aggregate, more than Two Hundred Fifty Thousand (250,000) Common Shares.

          4. Types of Awards. Awards under the Plan may be granted in any one or a combination of (a) Incentive Stock Options;
(b) Non-Qualified Stock Options; and (c) Performance Share Awards, all as described below in Sections 6, 7 and 8 hereof.

          5. Common Shares Reserved Under the Plan. There is hereby reserved for issuance under the Plan an aggregate of One Million (1,000,000) Common Shares, which may be newly issued or treasury shares. If there is a lapse, expiration, termination or cancellation of any Award granted hereunder without the issuance of Common Shares or payment of cash thereunder, or if Common Shares are issued under any Award and thereafter are reacquired by the Company pursuant to rights reserved upon the issuance thereof, the Common Shares subject to or reserved for such Award may again be used for new Stock Options or other Awards under the Plan so long as the holder thereof has not received any benefits of ownership of such Common Shares; provided, however, that in no event may the number of Common Shares issued under the Plan exceed the total number of Common Shares reserved for issuance hereunder.

          6. Incentive Stock Options. Incentive Stock Options will consist of Stock Options, qualifying as "incentive stock options" under the requirements of Section 422 of the Code, to purchase Common Shares at purchase prices of not less than One Hundred Percent (100%) of the Fair Market Value of such Common Shares on the date of grant. Incentive Stock Options will be exercisable over not more than ten (10) years after the date of grant. In the event of the termination of an optionee's employment for any reason other than Disability, Death or for Cause, the right of the optionee to exercise an Incentive Stock Option shall terminate upon the earlier to occur of the end of the original term of the Incentive Stock Option or three (3) months after the date of such termination of employment. In the event that an optionee is Terminated for Cause, the right of the optionee to exercise an Incentive Stock Option shall terminate immediately upon the termination of employment. In the event of the termination of an optionee's employment due to Disability, the right of the optionee to exercise an Incentive Stock Option shall terminate upon the earlier to occur of the end of the original term of the Incentive Stock Option or one (1) year after the date of termination of employment. If an optionee should die while employed, the right of the optionee's successor in interest to exercise an Incentive Stock Option granted to the optionee shall terminate upon the earlier to occur of the end of the original term of the Incentive Stock Option or one year after optionee's last date of employment. If an optionee should die within three (3) months after termination of employment due to Retirement, the right of his or her successor in interest to exercise an Incentive Stock Option shall terminate three (3) months after the date of termination of employment as a result of such Retirement, but not later than the end of the original term of the Incentive Stock Option. If an optionee should die within one (1) year after termination of employment due to Disability, the right of his or her successor in interest to exercise an Incentive Stock Option shall terminate upon the earlier to occur of one (1) year after the date of termination of employment or the end of the original term of the Incentive Stock Option. For purposes of this Section 6, if an optionee terminates his or her employment voluntarily, the date of termination of employment shall be deemed to be the date on which he or she notifies the Company of his or her intention to terminate his or her employment; in all other cases, the date of termination of employment shall be the last day of employment.

          The aggregate fair market value (determined as of the time the Stock Option is granted) of the Common Shares with respect to which incentive stock options are exercisable for the first time by any Participant during any calendar year (under all option plans of the Company and all Subsidiaries and Parents of the Company) shall not exceed $100,000. An Incentive Stock Option granted to a Participant under the Plan may be exercised only after six (6) months from its grant date. Anything contained herein to the contrary notwithstanding, no Incentive Stock Option shall be granted to an employee who, at the time the Incentive Stock Option is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company, unless the option exercise price is not less than 110% of the Fair Market Value of the Common Shares subject to the Incentive Stock Option on the date of grant and the Incentive Stock Option by its terms is not exercisable more than five (5) years from the date it is granted.

          7. Non-Qualified Stock Options. Non-Qualified Stock Options will consist of options to purchase Common Shares at purchase prices not less than One Hundred Percent (100%) of the Fair Market Value of such Common Shares on the date of grant. Non-Qualified Stock Options will be exercisable over not more than ten
(10) years after the date of grant. In the event of the termina-tion of an optionee's employment for any reason other than Retirement, Disability, Death or for Cause, the right of the optionee to exercise a Non-Qualified Stock Option shall terminate upon the earlier to occur of the end of the original term of the Non-Qualified Stock Option or three (3) months after the date of such termination of employment. If an optionee is Terminated for Cause, the right of the optionee to exercise a Non-Qualified Stock Option shall terminate immediately upon the termination of employment. In the event of the termination of an optionee's employment due to Retirement or Disability, or if the optionee should die while employed, the right of the optionee or his or her successor in interest to exercise a Non-Qualified Stock Option shall terminate upon the earlier to occur of the end of the original term of the Non-Qualified Stock Option or one (1) year after the date of termination of employment as a result of such Retirement, Disability or death. If an optionee should die within one (1) year after termination of employment due to Retirement or Disability, the right of his or her successor in interest to exercise a Non-Qualified Stock Option shall terminate upon the earlier of one (1) year after termination of employment as a result of such Retirement or Disability or the end of the original term of the Non-Qualified Stock Option. For purposes of this Section
7, if an optionee terminates his or her employment voluntarily, the date of termination of employment shall be deemed to be the date on which he or she notifies the Company of his or her intention to terminate his or her employment; in all other cases, the date of termination of employment shall be the last day of employment. A Non-Qualified Stock Option granted to a Participant under the Plan may be exercised only after six (6) months from its grant date.

          8. Performance Share Awards. The Committee may grant awards under which payment may be made in Common Shares, cash or any combination of Common Shares and cash if the performance of the Company or any Subsidiary selected by the Committee during the Performance Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

               (a) Performance Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Performance Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company or Subsidiary during the Performance Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholders' equity, return on assets, net income or any other financial or other measure established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

               (b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Perfor-mance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of Common Shares and referred to as "Performance Shares." After the comple-tion of a Performance Period, the performance of the Company or Subsidiary shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in Common Shares, cash or a combination of Common Shares and cash. Any cash payment shall be based on the Fair Market Value of the underlying Common Shares on, or as soon as practicable prior to, the date of payment.

               (c) Revision of Performance Goals. At any time prior to the end of a Performance Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company or Subsidiary and which in the judgment of the Company make the application of the Performance Goals unfair unless a revision is made.

               (d) Requirement of Employment. A Participant who receives a Performance Share Award must remain in the employment of the Company or Subsidiary until the completion of the Performance Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its sole discretion, provide for a partial payment where such an exception is deemed equitable.

          9. Nontransferability. Each Stock Option and each Performance Share Award granted under this Plan shall not be transferable other than by will or the laws of descent and distribution, and Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant or the Partici-pant's guardian or legal representative.

          10. Other Provisions. The grant of any Award under the Plan may also be subject to such other provisions (whether or not applicable to any Award granted to any other Participant) as the Committee determines appropriate including, without limitation, provisions for the purchase of Common Shares under Stock Options in installments, provisions for the payment of the option exercise price of Common Shares under a Stock Option by delivery of other Common Shares of the Company having a then Fair Market Value equal to the option exercise price of such Common Shares, restrictions on resale or other disposition, such provisions as may be appropri-ate to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the Participant's employment in addition to those specifically provided for under the Plan. If the Committee does not specify another exercise schedule at the time of grant, the number of Common Shares under each Stock Option which may be purchased in any one year ending on an anniversary date of the grant of the Stock Option shall be the total number of Common Shares subject to the Stock Option divided by the number of years constituting the term of the Stock Option; provided, however, that if an optionee does not purchase in any one option year the full number of Common Shares to which he or she is then entitled, the optionee may purchase those Common Shares in any subsequent year during the term of the Stock Option.

          The Committee may, in its discretion, permit payment of the option exercise price of Common Shares under Stock Options by delivery of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the option exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

          The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to pay all or a portion of the federal, state and local taxes, including FICA withholding tax, arising in connection with the following transactions: (a) the exercise of a Non-Qualified Stock Option; or (b) the receipt or exercise of any other Award; by electing (i) to have the Company withhold Common Shares, (ii) to tender back Common Shares received in connection with such Award or (iii) to deliver other previously acquired Common Shares of the Company having a Fair Market Value approximately equal to the amount to be withheld.

          11. Term of the Plan and Amendment, Modification, Cancellation or Acceleration of Awards. No Award shall be granted under the Plan more than ten (10) years after the date of the adoption of the Plan by the Company's Board of Directors. The terms and conditions applicable to any Award granted prior to such date may at any time be amended, modified or cancelled, without stockholder approval, by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein, so long as stockholder approval of such amendment, modification or cancellation is not required under Rule 16b-3 under the Exchange Act or any applicable requirements of any securities exchange on which are listed any of the Company's equity securities or any applicable requirements for issuers whose securities are traded in the NASDAQ National Market System or any applicable requirements of the Code. The Committee may, at any time and in its sole discretion, declare any or all Stock Options then out-standing under this Plan to be exercisable, whether or not such Stock Options are then otherwise exercisable.

          12. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or Common Shares deliverable under the Plan after giving the person entitled to receive such amount or Common Shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemni-fied to its satisfaction.

          13.  Definitions.

               (a) Award. The term "Award" means an award or grant of a Stock Option or Performance Share made to a Participant under Section 6, 7 or 8 of the Plan.

               (b) Change in Control. A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

                    (i) The date any entity or person (including a "group" as defined in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of, or shall have obtained voting control over, twenty percent (20%) or more of the outstanding Common Shares;

                    (ii) The date the stockholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corpor-ation, in which the Company is not the continuing or surviving corporation or pursuant to which any Common Shares would be converted into cash, securi-ties or other property of another corporation, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Company; or

                    (iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a twelve (12) month period; provided, however, that any new director whose nomination for election by the Company's stockholders was approved, or who was appointed or elected to the Board by, the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve (12) month period shall not be counted in determining whether there has been such a change in a majority of the Board.

               (c) Code. "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.
References to a particular section of the Code shall include references to successor provisions.

               (d) Committee. The "Committee" means the Committee of the Board of Directors of the Company constituted as provided in Section 2 hereof.

               (e) Common Shares. "Common Shares" means the shares of Common Stock, par value $0.01 per share, of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

               (f) Company. The "Company" means Bob Evans Farms, Inc., a Delaware corporation, or any successor corporation.

               (g) Disability. The term "Disability" means, as it relates to the exercise of an Incentive Stock Option after term-ination of employment, a disability within the meaning of Section 22(e)(3) of the Code, and for all other purposes, a mental or physical condition which, in the opinion of the Committee, renders an optionee unable or incompetent to carry out the job responsibil-ities which such optionee held or the tasks to which such optionee was assigned at the time the disability was incurred, and which is expected to be permanent or for an indefinite duration exceeding one year.

               (h) Exchange Act. The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, or a successor statute.

               (i) Fair Market Value. The "Fair Market Value" of the Company's Common Shares shall mean, on any given date, the last reported sales price of the Common Shares, as reported on the NASDAQ National Market System or on any securities exchange on which the Company's Common Shares may be listed on such date or, if there are no reported sales of Common Shares on such date, then the last reported sales price on the next preceding day on which such a sale was transacted.

               (j) Incentive Stock Option. "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of
Section 422 of the Code.

               (k)  Non-Qualified Stock Option.  A "Non-Qualified
Stock Option" means any Stock Option granted pursuant to the provisions of Section 7 of the Plan that is not an Incentive Stock Option.

               (l) Parent. The term "Parent of the Company" shall have the meaning set forth in 424(e) of the Code.

               (m) Participant. The term "Participant" means a full-time employee of the Company or a Subsidiary who is granted an Award under the Plan.

               (n)  Performance Goals.  The term "Performance
Goals" shall have the meaning set forth in Section 8 of the Plan.

               (o)  Performance Period.  The term "Performance
Period" shall have the meaning set forth in Section 8 of the Plan.

               (p) Performance Share Award. The term "Performance Share Award" shall have the meaning set forth in Section 8 of the Plan.

               (q)  Plan.  The "Plan" means the Bob Evans Farms,
Inc. 1994 Long Term Incentive Plan, as set forth herein, and as it may be hereafter amended and from time to time in effect.

               (r) Retirement. The term "Retirement" for all purposes of the Plan shall mean separation from employment with the Company and each of its Subsidiaries on or after the date the person both has attained age fifty-five (55) and is credited with at least ten (10) years of service.

               (s) Stock Option. The term "Stock Option" means any Incentive Stock Option or Non-Qualified Stock Option granted under the Plan.

               (t)  Stock Option Awards.  The term "Stock Option
Awards" means any grant of a Stock Option to a Participant under the Plan.

               (u) Subsidiary. The term "Subsidiary" for all purposes other than the Incentive Stock Option plan described in
Section 6, shall mean any corporation, partnership, joint venture or business trust, fifty percent (50%) or more of the control of which is owned, directly or indirectly, by the Company. For purposes of the Incentive Stock Option plan described in Section 6, the term "Subsidiary" shall be defined as provided in Section 424(f) of the Code.

              (v) Terminated for Cause. The term "Terminated for Cause" for purposes of the Plan shall mean termination on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company or a Subsidiary, the conviction of a felony or intentional and repeated violations of the written policies or procedures of the Company or any Subsidiary.

          14.  Adjustment Provisions.

               (a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

               (b) In the event of any change in capitalization affecting the Common Shares, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, the Committee shall make proportionate adjustments to reflect such change with respect to the aggregate number of Common Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Common Shares which may be sold or awarded to any Participant, the number of Common Shares covered by each outstanding Award and the price per share in respect of outstanding Awards.

               (c) The Committee also shall make such adjustments in the number of shares covered by, and the price or other value of, any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of assets of the Company to stockholders.

               (d) Subject to the six month holding requirements of Sections 6 and 7 but notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control, all Stock Options then outstanding under this Plan shall become fully exercisable as of the date of the Change in Control, whether or not then otherwise exercisable.

          15. Amendment and Termination of Plan. The Committee, with the approval of the Board of Directors of the Company, may amend the Plan from time to time or terminate the Plan at any time without the approval of the stockholders of the Company except as such stockholder approval may be required (a) to satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule or regulation, (b) to satisfy applicable requirements of the Code or (c) to satisfy applicable requirements of any securities exchange on which are listed any of the Company's equity securities or any requirements applicable to issuers whose securities are traded in the NASDAQ National Market System. No such action to amend or terminate the Plan shall reduce the then existing amount of any Participant's Award or adversely change the terms and conditions thereof without the Participant's consent. No amendment of the Plan shall result in any Committee member's losing his or her status as a "disinterested person" as defined in Rule 16b-3 under the Exchange Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company or result in the Plan losing its status as a plan satisfying the requirements of said Rule 16b-3.

          16. No Right to Employment. Neither the adoption of the Plan nor the granting of any Awards hereunder shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

          17. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Subsidiary.

          18.  Other Company Award and Compensation Plans.
Payments and other Awards received by a Participant under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination indemnity or severance pay law and shall not be included in, nor have any effect on, the determination of Awards under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination or in tandem with, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Company and its Subsidiaries.

          19. Securities Law Restrictions. No Common Shares shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed or traded, the NASDAQ National Market System or any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          20. Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole discretion, determine.

          21. Cost of the Plan. The costs and expenses of administering the Plan shall be borne by the Company.

          22. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

          23. Stockholder Approval. The Plan was adopted by the Board of Directors of the Company on April 15, 1994. The Plan and any Award granted thereunder shall be null and void if stockholder approval is not obtained within twelve (12) months of the adoption of the Plan by the Board of Directors.